Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A, of our report dated June 10, 2022, with respect to our audits on the financial statements of Crush Capital Inc. as of and for the years ended December 31, 2021 and 2020, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon
Newport Beach, California
June 10, 2022